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                                                                    EXHIBIT 23.4

                          CONSENT OF FINANCIAL ADVISOR

We consent to the use of our fairness opinion letter to be dated as of the date of the Prospectus/Proxy Statement forming a part of the Registration Statement on Form S-4 filed by First Farmers and Merchants Corporation in connection with the proposed merger of Farmers & Merchants Bank to be included in such Prospectus/Proxy Statement, subject to the issuance of such opinion by us. We further consent to the references to our fairness opinion letter and the analysis conducted by us and the use of our name in such Proxy Statement/Prospectus in conjunction therewith.



/s/ PROFESSIONAL BANK SERVICES, INC.

Louisville, Kentucky
December 17, 1998